EXHIBIT 99.2
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                   U.S. INDUSTRIES TERMINATES BUYBACK PROGRAM
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ISELIN, NJ, June 11, 1998 - U.S. Industries, Inc. (NYSE-USI) announced that as a result of the completion of its merger transaction with Zurn Industries, which is being accounted for as a pooling of interests, it has terminated its share buyback program. Under the program, USI had repurchased approximately 8 million of its shares, for a total of approximately $148 million.

U.S. Industries is a diversified industrial management corporation with revenues of $2.3 billion. Its companies include such well-known businesses as Jacuzzi, Ames garden tools, Ertl toys, Rexair vacuum cleaners, Lighting Corporation of America, EJ Footwear, and Garden State Tanning.




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